Filed Pursuant to Rule 433

Registration Statement No. 333-207931

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated January 17, 2018 and Prospectus dated November 9, 2016)

January 17, 2018

US$ 1,000,000,000 2.650% Notes due January 25, 2021

US$ 500,000,000 Floating Rate Notes due January 25, 2021

US$ 1,000,000,000 3.400% Notes due January 25, 2028

US$1,000,000,000 2.650% Notes due January 25, 2021

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	January 17, 2018

Settlement Date:	January 25, 2018 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 25, 2021

Interest Rate:	2.650%

Price to Public:	99.931%

Benchmark Treasury:	UST 2% due 01/15/21

Benchmark Treasury Price and Yield:	99-173/4 / 2.154%

Re-offer Spread to Benchmark Treasury:	plus 52 basis points

Re-offer Yield:	2.674%

Fees:	15 basis points

All-in Price:	99.781%

Interest Payment Dates:	Payable semi-annually in arrears on January 25 and July 25 of each year, commencing July 25, 2018 subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$997,810,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DU4

ISIN:	US961214DU48

Joint Active Bookrunners:	Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Westpac Banking Corporation

US$500,000,000 Floating Rate Notes due January 25, 2021

Issuer:	Westpac Banking Corporation

Principal Amount:	US$500,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	January 17, 2018

Settlement Date:	January 25, 2018 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 25, 2021

Price to Public:	100.000%

Interest Rate:	Floating Rate

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	plus 34 basis points

Fees:	15 basis points

All-in Price:	99.850%

Interest Payment Dates:	Payable quarterly in arrears on January 25, April 25, July 25 and October 25 of each year, commencing April 25, 2018, subject to Business Day Convention

Interest Reset Dates:	Quarterly on January 25, April 25, July 25 and October 25 of each year, commencing April 25, 2018

Initial Interest Rate:	U.S. Dollar three-month LIBOR, determined as of two London business days prior to the Settlement Date, plus 34 basis points

Day Count Convention:	Actual/360

Net Proceeds:	US$499,250,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close.

Business Day Convention:

If any interest payment date would fall on a day that is not a Business Day, other than the interest payment date that is also the date of maturity for the notes, that interest payment date will be postponed to the following day that is a Business Day, except that if such next Business Day is in a different month, then that interest payment date will be the immediately preceding day that is a Business Day.

If the date of maturity is not a Business Day, payment of principal and interest will be made on the following day that is a Business Day and no interest will accrue for the period from and after such date of maturity.

Interest Periods:

Except as described below for the first interest period, on each interest payment date, interest will be paid or duly provided for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date. We refer to this period as an “interest period.” The first interest period will begin on and include January 25, 2018 and will end on and include the day preceding the first interest payment date.

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214DV2

ISIN:	US961214DV21

Joint Active Bookrunners:	Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Westpac Banking Corporation

US$1,000,000,000 3.400% Notes due January 25, 2028

Issuer:	Westpac Banking Corporation

Principal Amount:	US$1,000,000,000

Ranking:	Senior Unsecured

Expected Ratings:	Aa3/AA- (Moody’s/S&P)*

Legal Format:	SEC Registered Global Notes

Trade Date:	January 17, 2018

Settlement Date:	January 25, 2018 (T+6)

Since trades in the secondary market generally settle in two business days, purchasers who wish to trade notes on the date hereof or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

Maturity Date:	January 25, 2028

Interest Rate:	3.400%

Price to Public:	99.647%

Benchmark Treasury:	UST 2.25% due 11/15/27

Benchmark Treasury Price and Yield:	97-07 / 2.572%

Re-offer Spread to Benchmark Treasury:	plus 87 basis points

Re-offer Yield:	3.442%

Fees:	35 basis points

All-in Price:	99.297%

Interest Payment Dates:	Payable semi-annually in arrears on January 25 and July 25 of each year, commencing July 25, 2018 subject to Business Day Convention

Day Count Convention:	30/360, unadjusted

Net Proceeds:	US$992,970,000

Business Days:

Each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Sydney, Australia, New York, New York, or London, United Kingdom are authorized or obligated by law or executive order to close

Business Day Convention:

Any payment of principal, premium and interest required to be made on an Interest Payment Date that is not a Business Day will be made on the next succeeding Business Day, and no interest will accrue on that payment for the period from and after the Interest Payment Date to the date of payment on the next succeeding Business Day

Denominations:	Minimum of US$2,000 with increments of US$1,000 thereafter

CUSIP:	961214 DW0

ISIN:	US961214DW04

Joint Active Bookrunners:	Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith

Incorporated
Morgan Stanley & Co. LLC
Westpac Banking Corporation

Free Writing Prospectus

(To the Preliminary Prospectus Supplement dated January 17, 2018 and Prospectus dated November 9, 2016)

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-(866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co, LLC at 1-866-718-1649 or Westpac Banking Corporation at 1-212-389-1269.